Exhibit 23.2



                       CONSENT OF INDEPENDENT ACCOUNTANTS



         We consent to the incorporation by reference in this Registration Statement of our report, dated February 10, 1998, on the financial statements of The Bank of Alexandria as of December 31, 1997 and 1996, and for each of the two years in the period ended December 31, 1997, which report is incorporated by reference in the Annual Report on Form 10-KSB for the year ended December 31, 1997 of The Bank of Alexandria. We also consent to the reference made to us under the caption "Experts" in the Proxy Statement/Prospectus constituting a part of this Registration Statement.



                                                  S.B. HOOVER & COMPANY, L.L.P.


Harrisburg, Virginia
March 12, 1998